EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As an independent registered public accounting firm, we hereby consent to the use, in this Registration Statement on Form S-4, of our report dated July 21, 2006 relating to the consolidated statements of operations, members’ equity (deficit), and cash flows of Parascript, LLC and Subsidiaries for the year ended December 31, 2004. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus contained in said Registration Statement filed with the Securities and Exchange Commission.

/s/ MAYER HOFFMAN MCCANN P.C.
Mayer Hoffman McCann P.C. Certified Public Accountants

Denver, Colorado

November 6, 2006